FOR IMMEDIATE RELEASE

Contacts: Dan Loh (Investors) –(914) 701-8200

Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide Acquires Southern Air

Immediately Accretive, Strategically Compelling, Highly Complementary

777 and 737 Aircraft Platforms Provide Foundation for Additional Growth

PURCHASE, N.Y., April 7, 2016 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today said it has completed its acquisition of privately held Southern Air Holdings, Inc., a premier provider of intercontinental and domestic CMI (crew, maintenance and insurance) services, in an immediately accretive transaction for cash consideration of approximately $110 million, subject to customary adjustments. The company did not assume any debt in connection with the acquisition.

The strategically compelling, highly complementary combination provides Atlas Air Worldwide immediate entry into 777 and 737 aircraft operating platforms with opportunities for additional growth, enhancing Atlas Air Worldwide’s position as a leading global provider of outsourced aircraft and aviation operating services.

Southern Air is the parent company of Worldwide Air Logistics Group, Inc. and its two operating subsidiaries, Southern Air, Inc. and Florida West International Airways, Inc.

“We are proud to welcome Southern Air, its operating companies, and its professional, experienced workforce to the Atlas family,” said William J. Flynn, President and Chief Executive Officer of Atlas Air Worldwide. “Together, we will be a stronger, more diversified, more profitable company offering access to the widest range of modern, efficient aircraft for domestic, regional and international applications.

“We have known and respected Southern Air for some time, and we have a lot in common. We are both committed to safety, customer service, and performance excellence. Our complementary operations will also provide a broader array of services for customers and new avenues of business growth, which will generate greater opportunities for employees and drive value for shareholders.”

Southern Air’s five 777 and five 737 CMI aircraft complement Atlas Air Worldwide’s 747 ACMI (aircraft, crew, maintenance and insurance) and Charter operations, its 747 and 767 CMI services, and its freighter-centric Dry Leasing portfolio of 777, 757 and 737 aircraft. In total, the companies will have a fleet of more than 75 aircraft.

Consistent with prior guidance, the combination with Southern Air is anticipated to add approximately $100 million in annualized revenues to Atlas Air Worldwide. It is also expected to be immediately accretive to Atlas Air Worldwide’s adjusted earnings per share in 2016 with EBITDA and adjusted net income margins in line with Atlas Air Worldwide’s.

Reflecting the company’s balance sheet position, Atlas Air Worldwide funded the acquisition of Southern Air using available cash on hand.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc. (Atlas), Southern Air Holdings, Inc. (Southern Air) and Titan Aviation Holdings, Inc. (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Atlas Air Worldwide’s companies operate the world’s largest fleet of Boeing 747 freighter aircraft and provide customers the broadest array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international applications.

Atlas, Southern Air, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service – in which customers receive crew, maintenance and insurance but not an aircraft; express network and airport-to-airport cargo service; cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: costs associated with the acquisition of Southern Air; failure to achieve expected synergies, accretion and other anticipated benefits of the transaction or to successfully integrate the Southern Air business; adverse reactions to the acquisition by employees, key customers, including DHL Express, suppliers or competitors of either Atlas Air Worldwide, Southern Air, or their subsidiaries; our ability to effectively operate the 777 platform or grow the business of Southern Air; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2016 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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